SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /	Definitive Proxy Statement
/x/	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
InVision Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

7151 GATEWAY BOULEVARD
NEWARK, CA 94560

June 8, 2001

To the Stockholders of InVision Technologies, Inc.:

  Re: ADDITIONAL INFORMATION TO THE PROXY MATERIALS

At its May 30, 2001 meeting, the Board of Directors of InVision Technologies, Inc. acted to increase the size of the Board of Directors to eight, consisting of six members and two vacancies. At the same meeting, the Board of Directors filled one of the vacancies by the vote of a majority of the remaining six directors. Stephen Blum was elected by the Board to serve as a director for the remainder of a three year term expiring at the 2003 Annual Meeting.

Set forth below is biographical information for Mr. Blum.

  Stephen Blum, age 60, is currently the President of Donald & Co. Securities, a full service brokerage house and underwriter, and has served in such capacity for the last 11 years. During this period, Mr. Blum has assisted in the development of corporate strategies for more than 200 companies. He has also lead and co-managed in excess of 30 underwritings, raising a total of approximately $200 million. His expertise in the securities industry spans 37 years. He has served in various positions in different financial institutions, including Dreysus & Co. and the Sherwood Securities Division of National Discount Brokers and Corporate Finance, during this period. Mr. Blum maintains close ties with companies such as Imatron, Symbol Technology, Source Information, InVision Technologies, Inc. and Internet Plus. Mr. Blum was educated at New York University, School of Commerce.

By Order of the Board of Directors of InVision Technologies, Inc.

/s/ Robert L. Jones

ROBERT L. JONES
SECRETARY